                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           OYO GEOSPACE CORPORATION
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.  Title of each class of securities to which transaction applies:
     2.  Aggregate number of securities to which transaction applies:
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     4.  Proposed maximum aggregate value of transaction:
     5.  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
     2.  Form, Schedule or Registration Statement No.:
     3.  Filing Party:
     4.  Date Filed:

                                          [OYO Geospace Logo]

                               December 29, 2000

Dear Fellow Stockholder:

  I am pleased to invite you to attend OYO Geospace Corporation's 2001 Annual Stockholders' Meeting. We will hold the meeting at 10:00 a.m. on Thursday, the 25th of January 2001, in the Searls Room at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas.

  Following this letter you will find the formal Notice of Meeting and a proxy statement, which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2000 Annual Report. We encourage you to read these materials.

  Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy.

  The board of directors recommends that you vote FOR the election of directors and FOR approval of the amendment to our stock option plan as described in the attached proxy statement.

  Thank you for your cooperation. The rest of the board of directors and I look forward to seeing you at the meeting.

                                          Very truly yours,

                                          /s/ Gary D. Owens
                                          Gary D. Owens
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                           OYO Geospace Corporation
                        12750 South Kirkwood, Suite 200
                             Stafford, Texas 77477

                               December 29, 2000

     Notice of Annual Meeting of Stockholders to Be Held January 25, 2001

  The Annual Meeting of the Stockholders of OYO Geospace Corporation will be held at 10:00 a.m. on Thursday, the 25th of January 2001, in the Searls Room at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas, to elect two directors, each to hold office until the 2004 Annual Meeting of Stockholders or until his successor is duly elected and qualified, to approve an amendment to the company's stock option plan and to transact such other business as may properly come before the meeting or any adjournment thereof.

  The holders of record of OYO Geospace Corporation common stock at the close of business on December 21, 2000, will be entitled to vote at the meeting.

                                          By order of the Board of Directors,

                                          /s/ Charles H. Still
                                          Charles H. Still
                                          Secretary

                            YOUR VOTE IS IMPORTANT

  Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy.

                           OYO Geospace Corporation

                                Proxy Statement

                               December 29, 2000

  The board of directors of OYO Geospace Corporation is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 10:00 a.m. on Thursday, the 25th of January 2001, in the Searls Room at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas, or any adjournment thereof.

  You are entitled to vote at that meeting if you were a holder of record of OYO Geospace Corporation common stock at the close of business on December 21, 2000. On December 29, 2000, we began mailing to stockholders entitled to vote at the meeting a proxy card, this proxy statement and our 2000 Annual Report. On December 21, 2000, there were 5,518,138 shares of OYO Geospace Corporation common stock outstanding. Each share of common stock entitles the holder to one vote on each matter considered at the meeting.

  Your proxy card will appoint Dr. Thomas L. Davis and Charles H. Still as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares FOR the election of the director nominees named in this proxy statement and FOR approval of the amendment to our stock option plan as described in this proxy statement.

  Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

  The enclosed form of proxy provides a means for you to vote for the director nominees listed in this proxy statement or to withhold authority to vote for such nominees and to vote for or against the amendment to the stock option plan or to withhold authority to vote for that proposal.

  The board of directors expects the nominees named in this proxy statement to be available for election. If any nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for nominees. We are not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters are properly brought before the meeting, the proxy holders may vote your shares in their discretion if you return a signed, dated proxy card.

  No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote are either present at the meeting in person or represented by proxy. The two nominees who receive the most votes will be elected to the two open directorships even if they receive less than a majority of the votes cast. Abstentions and broker non-votes are counted as shares present for determining a quorum, but they are not counted as votes for or against any director and will not affect the outcome of the election of directors. The amendment to our stock option plan will be approved if a majority of the shares present at the meeting in person or represented by proxy vote in favor of approval. Abstentions and broker non-votes will therefore have the same effect as a vote against that proposal.

  Representatives of Computershare Investor Services, the transfer agent and registrar for the common stock, will act as the inspectors of election at the meeting.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  At the meeting, the stockholders will elect two directors. The board of directors is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-years terms, with the term of one class expiring at each annual meeting of stockholders.

  The directors in Class III, whose terms expire at the meeting, are Satoru Ohya and Gary D. Owens. Messrs. Ohya and Owens are nominees to serve in Class III for another term expiring at the 2004 Annual Meeting of Stockholders. The directors in Class I are serving terms that expire at the 2002 Annual Meeting of Stockholders. The directors in Class II are serving terms that expire at the 2003 Annual Meeting of Stockholders.

  Information regarding the director nominees and directors whose terms will continue following the meeting follows.

Class I Directors
(Terms Expiring at the 2002 Annual                                     Director
Meeting of Stockholders)             Age           Position             Since
  Thomas L. Davis, Ph.D.(a)(b).....   53 Director                        1997
  Ernest M. Hall, Jr...............   75 Director                        1994

Class II Directors
(Terms Expiring at the 2003 Annual
Meeting of Stockholders)
  Katsuhiko Kobayashi(a)...........   55 Director                        1995
  Michael J. Sheen.................   52 Senior Vice President and       1997
                                         Chief Technical Officer,
                                         Director
  Charles H. Still(a)(b)...........   58 Director                        1997

Nominees for Election for Class III
(Terms Expiring at the 2004 Annual
Meeting of Stockholders)
  Satoru Ohya......................   68 Director                        1994
  Gary D. Owens....................   53 Chairman of the Board,          1997
                                         President
                                         and Chief Executive Officer

--------
(a) Member of the Audit Committee.
(b) Member of the Compensation Committee.

Background of Nominees and Continuing Directors

  Thomas L. Davis, Ph.D. became a director in connection with our initial public offering in November 1997. Dr. Davis is Professor of Geophysics at the Colorado School of Mines. He also is coordinator of the Reservoir Characterization Project, whose objective is to characterize reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation.

  Ernest M. Hall, Jr. has been a director since the company's formation in September 1994. From then until his retirement in July 1997, Mr. Hall served as the President and Chief Executive Officer. He served as President of OYO Corporation U.S.A. ("OYO U.S.A."), the holder of a majority of the common stock, from 1985 until 1995 and was re-elected to that position effective October 1, 1997. From 1980 to 1985, Mr. Hall served as a consultant to OYO U.S.A.

  Katsuhiko Kobayashi joined OYO Corporation, the sole shareholder of OYO U.S.A., in 1995 and has been a Senior Executive Officer since March 2000. From 1967 to 1995 he was employed by Sanwa Bank, primarily in its international banking area, where he last held the position of general manager of the International Credit

Administration Department from 1993 to 1995. He is also a director of TrueTime, Inc. (Nasdaq:TRUE), an affiliate of OYO U.S.A.

  Michael J. Sheen joined the company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with our initial public offering in November 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. ("I/O") since 1991 and had held other positions at I/O since 1977.

  Charles H. Still became a director in connection with our initial public offering in November 1997. He has been Secretary since the company's formation in September 1994 and Secretary of various affiliates and predecessors of the company since 1980. He has been a partner in the law firm of Fulbright & Jaworski L.L.P. since 1975. He is also a director of TrueTime, Inc.

  Satoru Ohya, who is a geologist by education at Tokyo University, was Chairman of the Board from the company's formation in September 1994 until Mr. Owens' election to that position September 1997, and he has continued as a director. He has been President of OYO Corporation since 1993. For approximately 40 years, Mr. Ohya has been an employee or officer of OYO Corporation and various of its affiliates, including serving as Chief Executive Officer of the company's predecessors from 1983 to 1994. He is also a director of TrueTime, Inc.

  Gary D. Owens joined the company as President and Chief Executive Officer in August 1997 and became Chairman of the Board in September 1997. From October 1993 until May of 1997, Mr. Owens was the President and Chief Executive Officer of I/O. Mr. Owens had held other positions at I/O since 1977.

Committees of the Board of Directors and Meeting Attendance

  The board of directors has an audit committee and compensation committee. The board of directors has not established a nominating committee.

  The audit committee is charged with recommending to the entire board the engagement and discharge of independent auditors of the financial statements of the company, reviewing the professional service provided by independent auditors, reviewing the independence of independent auditors, reviewing with the auditors the plan and results of the auditing engagement, considering the range of audit and non-audit fees and reviewing the adequacy of the company's system of internal accounting controls. The audit committee met four times during the fiscal year ended September 30, 2000. The audit committee's report appears below.

  The compensation committee is charged with recommending to the entire board the compensation to be paid to officers and key employees of the company and the compensation of members of the board of directors. The compensation committee also makes recommendations to the entire board regarding the grant of stock options and restricted stock awards. The compensation committee met four times during the fiscal year ended September 30, 2000. The compensation committee's report on executive compensation for fiscal 2000 appears on page 8 of this proxy statement.

  The board of directors met four times during the fiscal year ended September 30, 2000. Each director attended, in person or by telephone, at least than 75% of the meetings held by the board of directors and by the committees on which the director served, except that Mr. Ohya was unable to participate in two meetings of the board of directors.

Audit Committee Report

  We have reviewed and discussed the company's audited financial statements for the year ended September 30, 2000 with management and have discussed with PricewaterhouseCoopers LLP, certified public accountants, the independent auditors and accountants for the company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with PricewaterhouseCoopers LLP its independence in connection with its audit of the company's most recent financial statements. Based on this review and these discussions, we recommended to the board of directors that these audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

  Thomas L. Davis, Katsuhiko Kobayashi and Charles H. Still are the members of the audit committee. Dr. Davis and Mr. Still are independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealer's listing standards. Mr. Kobayashi is not independent as defined in that rule solely because he is an executive officer of OYO U.S.A. The board of directors has, nonetheless, determined that Mr. Kobayashi's membership on the audit committee is required by the best interests of the company and its stockholders. The board determined that Mr. Kobayashi's relationship with the company's majority stockholder does not in any way impair his independence from the company's management. To the contrary, Mr. Kobayashi provides substantial, direct stockholder representation on the audit committee.

  The board of directors has adopted a written charter for the audit committee, a copy of which is attached to this proxy statement as Appendix A.

  The information in the foregoing three paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

                                          Dr. Thomas L. Davis, Ph.D.
                                          Mr. Katsuhiko Kobayashi
                                          Mr. Charles H. Still

Compensation of Directors

  Non-employee directors are compensated for their services at a rate of $25,000 per year, of which one-half is payable in shares of common stock based on the fair market value thereof at the date of issuance pursuant to the company's 1997 Non-Employee Director Stock Plan. Also pursuant to that plan, each non-employee director serving on the board of directors following each annual meeting of stockholders receives a grant of options to acquire 3,150 shares of common stock at the fair market value on the date of that grant. Messrs. Hall, Kobayashi and Ohya have not accepted this annual stipend or any stock options to date and have indicated that they will not accept such compensation in fiscal 2001. All non-employee directors are reimbursed for ordinary and necessary expenses incurred in attending board or committee meetings.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The beneficial ownership as of December 21, 2000, of shares of the company's common stock of each director and executive officer, each person known to the company to beneficially own more than 5% of outstanding common stock and all directors and executive officers as a group, along with the percentage of outstanding common stock that such ownership represents, follows. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

     Beneficial Owner                                      Shares   Percentage
     ----------------                                     --------- ----------
     OYO Corporation (1)................................. 2,850,000    51.6%
     OYO Corporation U.S.A. (1).......................... 2,850,000    51.6
     Gary D. Owens (2)...................................   237,500     4.3
     Michael J. Sheen (2)................................    47,500       *
     Thomas L. Davis (3).................................    15,717       *
     Ernest M. Hall, Jr..................................    40,000       *
     Katsuhiko Kobayashi.................................        --       *
     Satoru Ohya (1)..................................... 2,850,000    51.6
     Charles H. Still (3)................................    15,717       *
     Thomas T. McEntire (4)..............................    25,000       *
     R. Chaney & Partners III L.P. (5)...................   532,000     9.6
     Pebbleton Corporation, N.V. (6).....................   464,900     8.4
     Eagle Asset Management (7)..........................   282,050     5.1
     Executive officers and directors as a group (8
      people)............................................ 3,231,434    57.6%

--------
*  Less than one percent.
(1) The shares indicated as beneficially owned by OYO Corporation are held directly by its wholly-owned subsidiary, OYO Corporation U.S.A. The address of OYO Corporation is Ichigaya Building 2-6, Kudan-kita 4-chome, Chiyoda-ku, Tokyo 102, Japan. The address of OYO Corporation U.S.A. is 7334 N. Gessner Road, Houston, Texas 77040. OYO Corporation and OYO Corporation U.S.A. share the voting and dispositive power of these shares. The shares indicated as beneficially owned by Mr. Ohya are the same shares owned directly by OYO Corporation U.S.A. and are included because of Mr. Ohya's affiliation with OYO Corporation. Mr. Ohya disclaims beneficial ownership of the shares of common stock owned by OYO Corporation U.S.A. within the meaning of Rule 13d-3 under the Exchange Act.
(2) Includes unexercised options to purchase 27,500 shares.
(3) Includes unexercised options to purchase 12,600 shares.
(4) Includes unexercised options to purchase 15,000 shares.
(5) Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2000, by R. Chaney & Partners IV L.P. ("Fund IV"), R. Chaney & Partners III L.P. ("Fund III"), R. Chaney Investments, Inc. ("Investments"), R. Chaney & Partners, Inc. ("Partners"), and Mr. Robert H. Chaney. According to this Schedule 13G, Fund IV, Investments and Mr. Chaney have the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, 149,000 shares. Fund III, Partners and Mr. Chaney have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, 383,000 shares, and the address of each these entities is 909 Fannin, Suite 1275, Two Houston Center, Houston, Texas 77010-1006.
(6) Based solely on a Schedule 13D filed with the Securities and Exchange Commission on December 14, 1998. According to this Schedule 13D, these shares are beneficially owned by Pebbleton Corporation, N.V. and Mr. Issam
    M. Fares, the address of each of whom is Pietermaai 15, Curacao, Netherlands Antilles, and each of whom shares the voting and dispositive power of these shares.
(7) Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 11, 2000. According to this Schedule 13G/A, the address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

                      EXECUTIVE OFFICERS AND COMPENSATION

  Information regarding the executive officers follows.

Name                     Age                           Position
----                     ---                           --------
Gary D. Owens...........  53 Chairman of the Board, President and Chief Executive Officer
Michael J. Sheen........  52 Senior Vice President and Chief Technical Officer
Thomas T. McEntire......  40 Chief Financial Officer

  Thomas T. McEntire joined the company as Chief Financial Officer in September of 1997. Mr. McEntire had been Financial Controller of APS Holding Corporation ("APS") since February 1995 and held other senior financial management positions since joining APS in 1990. Prior to joining APS, Mr. McEntire held various positions with Coopers & Lybrand L.L.P. from 1982 to 1990.

  Mr. Owens' and Mr. Sheen's backgrounds are described above under "Background of Nominees and Continuing Directors".

Summary of Compensation

  A summary of the compensation earned by the executive officers in the fiscal years ended September 30, 2000, 1999 and 1998 follows.

                                      Annual             Long-term
                                   Compensation     Compensation Awards
                                 ----------------- ---------------------
                                                   Restricted   Shares
Name and Principal        Fiscal           Bonus     Stock    Underlying  Other (3)
Position                   Year   Salary    (1)    Awards (2)  Options   Compensation
------------------        ------ -------- -------- ---------- ---------- ------------
Gary D. Owens............  2000  $175,000       --        --    30,000      $5,002
  Chairman of the Board,   1999   175,000       --        --    10,000       5,250
  President and CEO        1998   175,000 $131,250  $160,000    20,000       3,578

Michael J. Sheen.........  2000   150,000       --        --    30,000       4,673
  Senior Vice President    1999   150,000       --        --    10,000       4,500
   and Chief               1998   150,000  112,500   160,000    20,000       3,079
  Technical Officer

Thomas T. McEntire.......  2000   125,000       --        --    20,000       3,894
  Chief Financial Officer  1999   125,000       --        --     5,000       3,635
                           1998   100,000   75,000    80,000    10,000       1,558

--------
(1) Bonuses are shown in the fiscal year in which they are earned, although they are actually paid in the following fiscal year.
(2) These awards are subject to vesting. For each executive officer, 50% of these shares were vested as of September 30, 2000. This dollar value was calculated by multiplying the number of shares of restricted stock awarded by the closing price of the common stock on the date the awards were granted. All of these awards were granted in connection with, and were conditioned upon the closing of, our initial public offering. While the initial public offering price of the common stock was $14.00 per share, the closing price on November 26, 1997, the date the offering closed and these restricted stock awards were granted, was $16.00 per share. The executive officers held the number of shares indicated below as of September 30, 2000, which had the indicated values as of that date based on the $25.00 closing price of the common stock on September 29, 2000. These awards vest as to one fourth of the shares on each November 26 from 1998 through 2001.

                                    Number of Shares Value at September 30, 2000
                                    ---------------- ---------------------------
      Gary D. Owens................      10,000               $250,000
      Michael J. Sheen.............      10,000                250,000
      Thomas T. McEntire...........       5,000                125,000

(3) Other Compensation includes our contributions to defined contribution 401(k) retirement savings plans.

Stock Options

  Information regarding stock options granted to the executive officers in fiscal 2000 follows.

                                                                          Potential
                                                                      Realizable Value
                                                                      at Assumed Annual
                                                                       Rates of Stock
                         Shares of                                          Price
                           Common    Percent of   Exercise            Appreciation for
                           Stock    Total Options  Price               Option Term (1)
                         Underlying  Granted to     per               -----------------
Name                      Options     Employees    Share   Expiration    5%      10%
----                     ---------- ------------- -------- ---------- -------- --------
Gary D. Owens...........   30,000       20.5%     $15.125  1/28/2010  $258,361 $723,161
Michael J. Sheen........   30,000       20.5       15.125  1/28/2010   258,361  723,161
Thomas T. McEntire......   20,000       13.7       15.125  1/28/2010   142,680  361,580

--------
(1) The potential realizable value of the options is based on an assumed appreciation in the price of the common stock at a compounded annual rate of 5% or 10% from the date the option was granted until the date the option expires. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission's regulations. We do not represent that the common stock will appreciate at these assumed rates or at all.

  Information regarding unexercised options held by the executive officers as of September 30, 2000, follows. None of the executive officers exercised any options in fiscal 2000. The value of unexercised options is based on the $25.00 closing price of the common stock on September 29, 2000.

                                     Number of Shares
                                        Underlying       Value of Unexercised
                                       Unexercised      In-The-Money Options at
                                        Options at        September 30, 2000
                                    September 30, 2000 -------------------------
                  Name                  (# shares)     Exercisable Unexercisable
                  ----              ------------------ ----------- -------------
      Gary D. Owens................       60,000        $136,100     $484,550
      Michael J. Sheen.............       60,000         136,100      484,550
      Thomas T. McEntire...........       35,000          68,050      291,650

Employment Agreements

  Messrs. Owens and Sheen have entered into employment agreements with the company. Mr. Owens' base annual salary is $175,000, and Mr. Sheen's base annual salary is $150,000. These salaries may be adjusted by the board of directors. Messrs. Owens and Sheen are entitled to participate in our 401(k) plan and any bonus plan the board of directors adopts and to receive certain other benefits and vacation. Pursuant to their employment agreements, each of Messrs. Owens and Sheen is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

  . results from his death, disability or retirement;

  . is by the company for Cause; or

  . is by the employee other than for Good Reason.

  "Cause" is defined to mean the employee's willful and continued failure to perform his duties after a demand for his performance of those duties or the employee's willfully engaging in gross misconduct materially and demonstrably injurious to the company. "Good Reason" is defined to mean a demotion, a reduction in base salary, a relocation of the employee's base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

  The severance benefits to which Messrs. Owens and Sheen would be entitled on termination include

  . his salary through the date of termination;

  . twice his base salary and pro-rated bonus for the fiscal year of termination;

  . any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement; and

  . a gross-up for any applicable "excess parachute payment" tax imposed by the Internal Revenue Code of 1986.

  In connection with these employment agreements, each of Messrs. Owens and Sheen has agreed that he will not disclose or misappropriate any confidential information of the company.

Compensation Committee Interlocks and Insider Participation

  The compensation committee comprises Dr. Thomas L. Davis, Ph.D., and Mr. Charles H. Still. Mr. Still is a partner in the law firm of Fulbright & Jaworski L.L.P., which provides legal services to the company. Fulbright & Jaworski L.L.P. also provides legal services to OYO Corporation and to OYO U.S.A. and its affiliates. Mr. Still also serves as Secretary of the company.

Compensation Committee Report on Executive Compensation

  Our executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for the company's successful financial performance and for increasing stockholder value. We provide compensation and incentives through a combination of salaries, annual performance bonuses and long-term incentive stock-based awards.

 Base Annual Salaries

  Before the company's initial public offering in 1997, and before the formation of the compensation committee, the company entered into employment agreements with Messrs. Owens and Sheen as described under "--Employment Agreements" above. The compensation levels reflected in those employment agreements were established in July 1997 by negotiations among Messrs. Owens and Sheen, before they joined the company, and representatives of OYO U.S.A., the company's sole stockholder at that time.

  The base annual salaries of the company's executive officers for fiscal 2000 were as follows.

      Mr. Owens, Chief Executive Officer.............................. $175,000
      Mr. Sheen, Chief Technical Officer..............................  150,000
      Mr. McEntire, Chief Financial Officer...........................  125,000

  The compensation committee has the authority to adjust these base salaries; however, the employment agreements described above require that Messrs. Owens' and Sheen's base salaries not be reduced from the base amounts set forth above. Through the end of fiscal 2000, we had not adjusted the base salaries of Messrs. Owens and Sheen. For fiscal 1999, we approved an increase in Mr. McEntire's base annual salary to $125,000 in recognition of his contributions to the company in fiscal 1998. We did not increase Mr. McEntire's base annual salary for fiscal 2000.

 Annual Performance Bonuses

  In November 1999, management recommended to the board of directors, and the board of directors adopted, a comprehensive, company-wide cash bonus compensation plan for all employees for the fiscal year 2000. The cash bonus plan set forth various targets and criteria for each of the company's operating subsidiaries based on the financial results of the subsidiary and established a cash bonus for each employee of the subsidiaries that met those targets. The financial targets were designed to provide incentives for the employees of each subsidiary to work as a team to improve our financial results.

  At the time we adopted this plan, we believed the designated financial goals were aggressive but attainable for the fiscal year. As in past years, the fiscal 2000 bonus for executive officers was an "all-or-nothing" bonus; there was to be no graduated payout if the company did not achieve the financial target. The bonus plan would have provided a cash bonus to each of the company's executive officers in an amount equal to 75% of the officer's base salary. Based on the company's results for fiscal 2000, the executive officers did not receive annual performance bonuses in respect of fiscal 2000.

  Recently, we approved a company-wide bonus plan, including financial targets and bonus levels, for fiscal 2001. For fiscal 2001, the executive officers' bonuses will awarded only if the company is profitable in fiscal 2001.

 Long-Term Stock-Based Compensation

  We also believe that long-term incentive compensation is an important component of the company's compensation program and that the value of this compensation should be directly related to increases in stockholder value. Therefore, in addition to base salaries and annual performance bonuses, the executive officers participate in the company's 1997 Key Employee Stock Option Plan, which allows the company to grant long-term incentive compensation to its executive officers in the form of stock options and restricted stock awards. These options and restricted stock awards typically vest 25% per year over four years and are therefore intended to compensate executive officers for long-term appreciation in the market value of the common stock.

  In connection with the company's initial public offering, the company granted options to purchase stock and restricted stock to the executive officers as set forth above under "Summary of Compensation" and "Stock Options". The amounts of these options and restricted stock were determined before the initial public offering by negotiations among Mr. Owens and representatives of OYO U.S.A. Options granted at the time of the initial public offering have an exercise price of $14.00 per share, which is equal to the initial public offering price, and vest over four years.

  In January 2000, we recommended to the board of directors, and the board of directors approved, the grant of options to purchase 30,000 shares to each of Messrs. Owens and Sheen and options to purchase 20,000 shares to Mr. McEntire. These options have exercise prices of $15.125 and also vest over four years.

 Applicable Tax Code Provision

  The compensation committee has reviewed the potential consequences for the company of Section 162(m) of the Internal Revenue Code, which limits the tax deduction the company can claim for annual compensation in excess of $1 million to certain executives. This limit did not impact the company in fiscal 2000 and is not expected to impact the company in fiscal 2001.

                                          Dr. Thomas L. Davis, Ph.D.
                                          Mr. Charles H. Still

Common Stock Performance Comparisons

  The following graphs compare the performance of the common stock with the performance of the Russell 2000 index and the Standard & Poor's Oil & Gas (Drilling & Equipment) index from our initial public offering through the end of fiscal 2000.



[OYO Geospace Graph]

                                      11/20/1997 9/30/1998 9/30/1999 9/30/2000
                                      ---------- --------- --------- ---------
      OYOG...........................    100        113        78       179
      Russell 2000...................    100         86       100       112
      S&P Oil & Gas (Drilling &
       Equipment)....................    100         56        75       105

  These graphs assume $100 invested (a) at our initial public offering price but as of the date on which the common stock became registered under Section 12 of the Securities Exchange Act, (b) in the stocks comprising the Russell 2000 index on that day and (c) in the stocks comprising the Standard & Poor's Oil & Gas (Drilling & Equipment) index that day. Reinvestment of all dividends on stocks comprising the two indices is assumed.

  The foregoing graphs are based on historical data and are not necessarily indicative of future performance. These graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to the Regulations of 14A or 14C under the Exchange Act or to the liabilities of Section 18 under that act.

                  PROPOSAL 2: AMENDMENT OF STOCK OPTION PLAN

General

  At the meeting, the stockholders will vote on a proposal (the "Amendment") to amend the company's 1997 Key Employee Stock Option Plan (the "Plan") to increase the number of shares available under the Plan from 625,000 to 875,000. Approval of the Amendment requires the vote of the holders of a majority of the shares being voted at the meeting.

Description of the Plan

  The Plan is designed to provide key employees, including officers and employee-directors of the company, with additional incentives to promote the success of our business and to enhance our ability to attract and retain the services of qualified persons. The Plan is currently administered by the Board of Directors.

  Under the Plan, the Board of Directors may grant options to purchase the company's common stock and awards of the company's restricted stock up to an aggregate of 625,000 shares of common stock. The exercise price of options granted under the Plan may not be less than the fair market value of the common stock on the date of grant. In the case of a grant of an option designated as an "Incentive Option" (as defined in the Plan) to an employee who owns ten percent or more of the outstanding shares of common stock (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant. No option may be granted under the Plan for a period of more than ten years. In the case of a 10% Stockholder, no option designated as an Incentive Option may be granted for a period of more than five years. Options designated as Incentive Options under the Plan may not be granted to an individual to the extent the aggregate fair market value of the stock, valued as of the date of the grant, with respect to which options first are exercisable by that person in any calendar year, under the Plan or any other incentive stock option plan of the Company, exceeds $100,000.

  Under the Plan, the Board of Directors may issue shares of restricted stock to employees for no payment by the employee or for a payment below the fair market value on the date of grant. The restricted stock is subject to certain restrictions described in the Plan, with no restrictions continuing for more than ten years from the date of the award. Generally, restricted stock may not be transferred and is subject to forfeiture on termination of employment until the awards vest. Generally, awards vest annually in four equal increments.

  Currently, there are no shares left under the Plan for the grant of options or restricted stock.

  In the 1993 Omnibus Budget Reconciliation Act ("OBRA"), Congress generally limited to $1.0 million per year the tax deduction available to public companies for certain compensation paid to designated executives. These executives include the chief executive officer and the next four highest compensated officers of the company. An exception is provided from this deduction limitation, for "performance-based" compensation, if specified statutory requirements are satisfied. The Plan is generally designed to satisfy these statutory requirements for stock options. We anticipate being entitled to deduct an amount equal to the ordinary income reportable by an optionee on exercise of nonqualified options and the early disposition of shares of stock acquired by exercise of incentive stock options. Restricted stock awards vest based on service to the company, and generally will not be exempt from the $1.0 million deduction cap. Because of special transition rules applicable to companies which first become public in an initial public offering, we do not anticipate that application of this deduction cap will have a material impact on awards issued under this Plan.

Text of the Amendment

  The Amendment amends the Plan as follows:

  1. Section 4.2 of the Plan is amended to read in its entirety as follows:

  "1.1 Dedicated Shares. The total number of shares of Stock with respect to which Options and Stock Awards may be granted under the Plan shall be 875,000. The shares may be treasury shares or authorized but unissued shares. The maximum number of shares subject to Options that may be issued to any Employee under the Plan in any calendar year is 400,000. The number of shares stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5.

  In the event that any outstanding Option or Stock Award shall expire or terminate for any reason or any Option or Stock Award is surrendered, the shares of Stock allocable to the unexercised portion of that Option or Stock Award may again be subject to an Option or Stock Award under the Plan."

Reasons for the Amendment

  We believe it is in the best interests of the company to attract and retain the services of experienced and knowledgeable employees and to provide an incentive for those employees to increase their proprietary interest in our long-term success and progress. The Plan is designed to provide certain full-time key employees, including officers and directors of the company and its subsidiaries, with additional incentives to promote the success of the company's business.

  The Plan currently provides that the Board of Directors may grant options to purchase the company's common stock and awards of the company's restricted stock up to an aggregate of 625,000 shares of common stock. The Amendment would increase the aggregate number of shares of common stock that could be subject to those awards to 875,000. The Board of Directors has adopted the Amendment and directed that it be presented to the shareholders for their approval.

Certain Considerations

  You should note that certain disadvantages may result from the adoption of the Amendment, including a dilution of your proportional interest in the company with respect to future earnings per share, voting, liquidation value and book and market value per share if options are granted under the Plan and subsequently exercised or if restricted stock is granted under the Plan and subsequently vests.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Mr. Ohya, a director of the company, is President of OYO Corporation and Chairman of the Board of OYO U.S.A. and holds other offices of subsidiaries of OYO U.S.A. Mr. Kobayashi, also a director of the company, is a Senior Executive Officer of OYO Corporation. Mr. Kobayashi also holds offices with many subsidiaries of OYO U.S.A. Mr. Hall, also a director of the company, is the President of OYO U.S.A. Mr. Still, also a director of the company, is the Secretary of OYO U.S.A. and also serves in that position with respect to most of the subsidiaries of OYO U.S.A. Mr. Still is a partner in the law firm of Fulbright & Jaworski L.L.P., which provides legal services to the company.

  In fiscal 2000, we purchased printheads for our thermal plotters from OYO Corporation pursuant to a Printhead Purchase Agreement that we entered into with OYO Corporation before our initial public offering. OYO Corporation had in turn purchased the printheads primarily from another Japanese corporation and, to a lesser extent, from two other Japanese corporations. For its service and assistance in these transactions, pursuant to the Printhead Purchase Agreement, OYO Corporation marked up its cost for these printheads by five percent in reselling them to us. We believe that by purchasing the heads through OYO Corporation we receive a more favorable price for the heads than we could obtained if we were to negotiate directly for their purchase. We intend to continue purchasing printheads from OYO Corporation pursuant to this arrangement in future periods.

  Pursuant to a Master Sales Agreement that we entered into with OYO Corporation before our initial public offering, we and OYO Corporation purchase products from one another at scheduled discounts of 5 to 20 percent off the seller's list prices. In fiscal 2000, we sold approximately $0.3 million in goods to OYO Corporation and its affiliates and purchased approximately $4.2 million in goods from OYO Corporation (including the products covered by the Printhead Purchase Agreement).

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  PricewaterhouseCoopers LLP served as the company's principal independent public accountants for the 2000 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to attend the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers, directors and persons who own more than 10% of a registered class of the company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the company with copies of all Section 16(a) reports they file.

  Based solely on a review of reports on those filings furnished to the company and written representations from reporting persons that no additional reports were required, the company believes that during the fiscal year ended September 30, 1999, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them.

               PROPOSALS FOR NEXT ANNUAL MEETING; OTHER MATTERS

  Any proposals of holders of common stock intended to be presented at the annual meeting of stockholders of the company to be held in 2002 must be received by the company at its principal executive offices, 12750 S. Kirkwood, Suite 200, Stafford, Texas 77477, no later than August 29, 2001 to be included in the proxy statement and form of proxy relating to that meeting.

  The cost of solicitation of proxies in the accompanying form will be paid by the company. In addition to solicitation by use of the mails, the directors, officers or employees of the company may solicit the return of proxies by telephone, telecopy or in person.

                                                                     Appendix A

                           OYO GEOSPACE CORPORATION

                           AUDIT COMMITTEE CHARTER*

  The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's external auditors and, if any, internal auditor or internal audit department.

  The members of the Audit Committee shall meet the independence and experience requirements of NASDAQ as they are currently applicable or may become applicable. The members of the Audit Committee shall be appointed or elected by the Board.

  The Audit Committee may request any officer or employee of the Company or any appropriate representative of the independent auditor to attend a meeting of the Committee or to meet with any members of the Committee.

  The Audit Committee shall

    1. Hold regular meetings, at least in conjunction with each quarterly Board meeting, and special meetings as necessary or advisable.

    2. Make regular reports to the Board.

    3. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

    4. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board, or, if advisable, the discharge of such independent auditor.

    5. Approve the fees and expense reimbursements to be paid to the independent auditor, including all fee and expense payments to the independent auditor for services in addition to those related to the annual audit and quarterly review process.

    6. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if determined by the Audit Committee to be necessary or advisable, recommend that the Board take appropriate action to satisfy itself as to the independence of the auditor.

    7. Review and evaluate the professional services provided by the independent auditor and the performance of the independent auditor, report on such review and evaluation to the Board and, if determined by the Audit Committee to be necessary or advisable, recommend to the Board a replacement for such independent auditor.

    8. Meet with the independent auditor prior to the commencement of the annual audit to review the planning and staffing for the annual audit.

    9. Review the annual audited financial statements with management and the independent auditor before they are published, including reviewing all major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.
--------
* Adopted by the Board on April 28, 2000, as required by NASDAQ rules.

    10. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's annual financial statements prior to their publication, including a review of any issues or judgments made relating to assessments of materiality, inventory valuation and doubtful accounts and to revenue recognition and/or the timing thereof.

    11. Review the major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditor or internal audit department, if any exists, or management.

    12. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934, which addresses the existence of possible illegal acts by the Company and other matters, has not been implicated.

    13. Discuss with the independent auditor the matters required to be discussed by the independent auditor with the Audit Committee pursuant to Statement on Auditing Standards No. 61 relating to the conduct of the audit and errors and irregularities encountered, if any.

    14. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include

      (a) a consideration of any difficulties encountered in the course of the audit, including any restrictions on the scope of activities or access to information;

      (b) a consideration of any changes required in the planned scope of any internal audit; and

      (c) a consideration of the internal auditor or the internal audit department responsibilities, budget and staffing, if such position or department exists.

    15. Prepare the report required by the Rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement as to the activities of the Audit Committee.

    16. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q for each of the first three quarters of the Company's fiscal year and discuss with management and the independent auditors any issues and judgments made of the sort referred to in Item 10 above in connection with the preparation of the Company's quarterly financial statements.

    17. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

    18. Review the appointment and replacement of the internal auditor, if the position exists, or the personnel composition and competency of the internal auditing department, if one exists.

    19. Review the significant reports to management prepared by the internal auditor or internal auditing department, if either exists, and management's responses thereto.

    20. Obtain affirmations from management, the Company's internal auditor, if the position exists, or the Company's internal audit department, if one exists, and, to the extent possible, the independent auditor that the Company's subsidiary/foreign affiliated entities, if any exist, are being maintained and/or operated in conformity with applicable legal requirements and the Company's Code of Conduct, if one exists.

    21. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct, if one exists, including making recommendations as to any changes thereto.

    22. Review with the Company's legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and Code of Conduct, if one exists, and any material reports or inquiries received from regulators or governmental agencies or any material claims made against the Company of which such counsel is aware.

    23. Meet at least annually with the chief financial officer, the internal auditor, if the position exists, or the senior staff of the internal audit department, if one exists, and the independent auditor in separate sessions.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that they are carried out in accordance with generally accepted auditing standards or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These matters are the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations (although it may supervise special investigations as it deems necessary), to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct, if one exists, which compliance assurance is also the responsibility of management.

                            OYO Geospace Corporation

                     PROXY--ANNUAL MEETING OF STOCKHOLDERS
                                January 25, 2001

          This Proxy is solicited on behalf of the Board of Directors

  The undersigned holder of Common Stock of OYO Geospace Corporation ("OYOG") hereby appoints Thomas L. Davis and Charles H. Still, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of OYOG to be held at 10:00 a.m. on Thursday, the 25th of January 2001, in the Searls Room at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

  Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.

                   (continued and to be signed on other side)

ELECTION OF DIRECTORS:

  FOR all of the nominees              WITHHOLD AUTHORITY   [_]
  listed below   [_]                   to vote for election of directors
  (except as indicated to
  the contrary below)

                      NOMINEES: Gary D. Owens, Satoru Ohya

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
[_]FOR the Plan          [_]AGAINST the       [_]ABSTAIN from
  Amendment as           Plan Amendment         voting on the
  described in                                  Plan Amendment
  the Proxy
  Statement

  In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees named above, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors, and FOR the approval of the Plan Amendment.

                                            -----------------------------------

                                            -----------------------------------

                                            Signature of Stockholder(s)

                                            Please sign your name exactly as
                                            it appears hereon. Joint owners
                                            must each sign. When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            your full title as such.

                                            Date ______________________________